Exhibit 99.1
Daktronics, Inc. Announces 2025 Fiscal Second Quarter Results

Generates Record Cash Flow on Strong Sales Growth

BROOKINGS, S.D., December 4, 2024 – Daktronics, Inc. (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today reported results for its fiscal 2025 second quarter which ended October 26, 2024.

Fiscal Q2 2025 financial highlights include:
•Sales of $208.3 million, a 4.5 percent increase from the second quarter of fiscal 2024, and fiscal year-to-date sales of $434.4 million, up 0.6 percent compared with the same period last fiscal year
•Gross profit as a percentage of net sales of 26.8 percent, compared to 27.2 percent for the second quarter of fiscal 2024, and the seventh sequential quarter with over a 24.5 percent gross profit, demonstrating the effectiveness of management's business improvement initiatives
•Operating income of $15.8 million, compared to $19.4 million for the second quarter of fiscal 2024; operating income adjusted for consultant related expenses associated with business transformation initiatives was $19.1 million(1)
•Record cash flows from operations of $43.3 million for the fiscal second quarter and $62.8 million for the first six months of fiscal 2025
•Product order backlog of $236.0 million(2) at October 26, 2024, compared to $267.2 million at the end of the first quarter of fiscal 2025 and $306.9 million at the end of the second quarter of fiscal 2024
•Product and service orders of $177.6 million(2) for the quarter, a decrease of 3.3 percent from the second quarter of 2024 and $353.8 million on a year-to-date basis, a year-to-date increase of 3.3 percent
•Net income for the quarter was $21.4 million, excluding the non-operating non-cash debt fair value adjustment and operating adjustment for consultant related expenses associated with business transformation initiatives, adjusted net income(1) was $13.9 million for the quarter

Reece Kurtenbach, Daktronicsʹ Chairman, President and Chief Executive Officer, commented, “We delivered strong second fiscal quarter results and made steady progress on our recently announced strategic and digital transformation initiatives. We generated record cash flow from operations of $43.3 million, as our order backlog continued to be reduced in level and in relation to steady sales, reaching total cash flow from operations of $62.8 million for the first half of the year. We completed innovative and visually striking installations at the L.A. Clippers' Intuit Dome, the Miami HEAT's Kaseya Center that have both drawn attention in trade and social media. We also served other customers with the completion and update to the latest digital technologies at numerous college and high school sporting facilities and commercial locations.”

Update on Business and Digital Transformation
Kurtenbach added, “We continue to execute on our business transformation plan, the goal of which is to grow revenue faster than the Company’s addressable market, expand operating margins, and generate returns on capital in the mid-to-high-teens and consistently above the Company’s cost of capital. During the quarter we made significant progress in a number of areas, including enterprise management tools, new show control capability, and upgrades to service and systems maintenance solutions, which are set to go live in the second half of the fiscal year.”

Key components of this program include:
(1) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

1.Carefully allocating resources to end market segments, prioritizing investments in areas where Daktronics has clear advantages and opportunities for above market growth at acceptable margins
2.Aligning product delivery with differing customer needs through a tiered product offering strategy with pricing aligned with value delivered
3.Achieving higher profit by reducing product input costs and focusing on efficiency improvements in manufacturing operations
4.Maximizing balance sheet efficiencies
5.Refining our critical business and financial management practices, including product pricing, business planning, and incentive compensation to fully support our performance objectives.

Update on CFO Search
As previously disclosed on October 21, 2024, the Board of Directors (the “Board”) has initiated a search for a new Chief Financial Officer. The Board is continuing to make progress on this search effort and will provide an additional update when the Company has more to announce.

Outlook
Daktronics enters the third quarter of fiscal 2025 with order growth of 3.3 percent year-over-year, and continues to expect order volume to increase for the full fiscal year. The first half of the fiscal year is typically the highest-volume sales of the year, and are expected to be at normal "seasonal" levels for the remainder of fiscal 2025. Management continues to refine and execute its digital and strategic transformation initiatives and will continue to make disciplined investments through the rest of the fiscal year to strengthen Daktronics' business foundation for future profitability and sustainable returns.

Second Quarter Results
Orders for the second quarter of fiscal 2025 decreased by 3.3 percent from the second quarter of fiscal 2024. Order volume for the quarter declined primarily due to an order decrease in the Live Events, Transportation and International business units. Variability in orders between periods is natural in these large project business areas and the time of year for sports projects. These declines were offset by large project bookings in the Spectacular niche, end of calendar year purchases by business unit relating to increasing adoption of video displays in this market. Orders for the first half of the year increased 3.3 percent.
Net sales for the second quarter of fiscal 2025 increased by 4.5 percent as compared to the second quarter of fiscal 2024. The sales increase was driven by comparatively higher volumes in the Commercial, Live Events and Transportation business units offset by lower sales levels in the High School Park and Recreation and International business units. This mix difference is the result of variability of orders described above and because during fiscal 2024, the operating environment and supply chain stabilized. Daktronics was able to capitalize on its operational capacity investments to fill order backlog and return to more shorter delivery lead times, especially in the High School Park and Recreation market.
Gross profit as a percentage of net sales decreased slightly to 26.8 percent for the second quarter of fiscal 2025 as compared to 27.2 percent a year earlier. The decrease is partially attributable to a change in sales mix between periods.
Operating expenses increased to $40.1 million in the second quarter of fiscal 2025 as compared to $34.8 million for the second quarter of fiscal 2024. Increased operating expenses reflect investments in staffing resources to support information technology and digital transformation programs as well as sales team expansion to support opportunities for future growth.
(1) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

During the second quarter of fiscal 2025, the Company incurred $3.3 million of consultant related expenses associated with the previously announced strategic and digital transformation initiatives.
The above changes resulted in an operating income percent for the second quarter of fiscal 2025 of 7.6 percent. Adjusted for consultant related expenses, operating income was 9.2 percent(1) as compared to 9.7 percent for the second quarter of fiscal 2024.
The increase in interest income, net for the second quarter of fiscal 2025 compared to the same period one year ago was primarily due to interest income earned on cash balances.
For the quarter ended October 26, 2024, the Company recorded $10.3 million of income for the non-cash change in fair value of a convertible note payable, which is accounted for under the fair value option.
The effective income tax rate for the second quarter of fiscal 2025 produced an effective tax rate of 15.0 percent primarily due to the reduction of the convertible note fair value adjustment to expense that is not deductible for tax purposes in proportion to the period's increase in pre-tax income. The effective tax rate for the second quarter of fiscal 2024 was 64.8 percent due to an increase in the fair value adjustment.
Balance Sheet and Cash Flow
Cash, restricted cash and marketable securities totaled $134.4 million at October 26, 2024, and $65.4 million of total current and long-term debt was outstanding as of that date, which includes $38.1 million of face value and $27.8 million of adjustments to fair value, and is net of $0.5 million of debt issuance costs. There were no draw-downs on the asset-based revolving credit facility during the first six months of fiscal 2025, and $40.8 million was available to draw at October 26, 2024. In the first six months of fiscal 2025, Daktronics generated $62.8 million of cash from operations and used $10.5 million for purchases of property and equipment. At the end of the fiscal 2025 second quarter, the working capital ratio was 2.3 to 1. Inventory levels dropped 11.9 percent since the end of the 2024 fiscal year on April 27, 2024. Management’s focus remains on managing working capital through expected growth of the Company.

As previously announced on November 11, 2024, the Company delivered to Alta Fox Opportunities Fund, LP ("Alta Fox") notice of the conversion of an initial $7.0 million in face value of the $25.0 million senior second lien secured promissory note (the "Convertible Note") held by Alta Fox into shares of the Company's common stock, with a conversion date of December 3, 2024. The Company intends to convert the remainder of the Convertible Note over the next several months, in tranches of up to $7.0 million in face value every 30 days, as provided for in the Convertible Note. The Company will issue and deliver shares when Alta Fox certifies the delivery of shares will not cause its ownership to exceed the "Maximum Percentage". On November 25, 2024, the Company received from Alta Fox a written notice to increase the Maximum Percentage to 14.99 percent. This increase from the in-effect 3.00 percent maximum ownership takes effect 61 days after receipt of notice. The Board’s decision to initiate the conversion of the Convertible Note is consistent with the Company’s ongoing focus on balance sheet optimization and cost efficiency and will save the Company approximately $5.2 million in interest expense over the remaining term of the Convertible Note.

To help offset the share dilution that will result from the conversion of the Convertible Note into common stock, the Company intends to execute on its existing share repurchase authorization as soon as practicable.

Webcast Information
The Company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (Central Time). This call will be broadcast live at http://investor.daktronics.com where related presentation materials will also be posted prior to the conference call. A webcast will be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company's website at: www.daktronics.com.
(1) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Alliance Advisors IR
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@lhai.com

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	October 26, 2024	October 28, 2023	October 26, 2024	October 28, 2023
Net sales	$208,331	$199,369	$434,419	$431,900
Cost of sales	152,468	145,170	318,858	306,554
Gross profit	55,863	54,199	115,561	125,346

Operating expenses:
Selling	14,704	14,653	30,340	27,582
General and administrative	15,550	10,889	27,273	20,488
Product design and development	9,839	9,221	19,462	17,624
	40,093	34,763	77,075	65,694
Operating income	15,770	19,436	38,486	59,652

Nonoperating (expense) income:
Interest (expense) income, net	273	(1,326)	202	(2,207)
Change in fair value of convertible note	10,304	(10,650)	(11,286)	(17,910)
Other expense and debt issuance costs write-off, net	(1,164)	(1,303)	(1,999)	(5,282)

Income before income taxes	25,183	6,157	25,403	34,253
Income tax expense	3,777	3,992	8,943	12,892
Net income	$21,406	$2,165	$16,460	$21,361

Weighted average shares outstanding:
Basic	46,796	46,030	46,576	45,838
Diluted	51,715	46,705	47,507	46,454

Earnings per share:
Basic	$0.46	$0.05	$0.35	$0.47
Diluted	$0.22	$0.05	$0.35	$0.46

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 26, 2024	April 27, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$134,352	$81,299
Restricted cash	—	379
Accounts receivable, net	111,307	117,186
Inventories	121,582	138,008
Contract assets	44,955	55,800
Current maturities of long-term receivables	1,272	298
Prepaid expenses and other current assets	9,180	8,531
Income tax receivables	144	448
Total current assets	422,792	401,949

Property and equipment, net	73,815	71,752
Long-term receivables, less current maturities	2,537	562
Goodwill	3,194	3,226
Intangibles, net	696	840
Debt issuance costs, net	1,910	2,530
Investment in affiliates and other assets	21,084	21,163
Deferred income taxes	25,858	25,862
TOTAL ASSETS	$551,886	$527,884

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	October 26, 2024	April 27, 2024
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$1,500
Accounts payable	57,463	60,757
Contract liabilities	62,458	65,524
Accrued expenses	42,811	43,028
Warranty obligations	15,334	16,540
Income taxes payable	531	4,947
Total current liabilities	180,097	192,296

Long-term warranty obligations	23,054	21,388
Long-term contract liabilities	18,330	16,342
Other long-term obligations	5,446	5,759
Long-term debt, net	63,887	53,164
Deferred income taxes	142	143
Total long-term liabilities	110,859	96,796

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000 shares; 48,810 and 48,121 shares issued at October 26, 2024 and April 27, 2024, respectively	70,282	65,525
Additional paid-in capital	52,505	52,046
Retained earnings	154,491	138,031
Treasury Stock, at cost, 1,907 shares at October 26, 2024 and April 27, 2024, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(6,063)	(6,525)
TOTAL SHAREHOLDERS' EQUITY	260,930	238,792
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$551,886	$527,884

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 26, 2024	October 28, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,460	$21,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,794	9,494
(Gain) loss on sale of property, equipment and other assets	(40)	101
Share-based compensation	1,050	1,091
Equity in loss of affiliates	1,832	1,461
(Recoveries of) provision for doubtful accounts, net	(152)	240
Deferred income taxes, net	13	20
Non-cash impairment charges	—	654
Change in fair value of convertible note	11,286	17,910
Debt issuance costs write-off	—	3,353
Change in operating assets and liabilities	22,577	(11,374)
Net cash provided by operating activities	62,820	44,311

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,466)	(9,226)
Proceeds from sales of property, equipment and other assets	124	52
Purchases of equity and loans to equity investees	(2,041)	(2,899)
Net cash used in investing activities	(12,383)	(12,073)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	40,000
Payments on notes payable	(1,358)	(18,125)
Principal payments on long-term obligations	(206)	(204)
Debt issuance costs	—	(6,454)
Proceeds from exercise of stock options	4,188	1,005
Tax payments related to RSU issuances	(591)	(303)
Net cash provided by financing activities	2,033	15,919

EFFECT OF EXCHANGE RATE CHANGES ON CASH	204	139
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	52,674	48,296

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	81,678	24,690
End of period	$134,352	$72,986

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Six Months Ended
(in thousands)	October 26, 2024	October 28, 2023	Dollar Change	Percent Change	October 26, 2024	October 28, 2023	Dollar Change	Percent Change
Net Sales:
Commercial	$43,439	$42,453	$986	2.3%	$77,638	$89,336	$(11,698)	(13.1)%
Live Events	77,207	68,210	8,997	13.2	185,815	160,209	25,606	16.0
High School Park and Recreation	48,071	48,942	(871)	(1.8)	96,077	105,176	(9,099)	(8.7)
Transportation	21,478	20,243	1,235	6.1	43,968	41,612	2,356	5.7
International	18,136	19,521	(1,385)	(7.1)	30,921	35,567	(4,646)	(13.1)
	$208,331	$199,369	$8,962	4.5%	$434,419	$431,900	$2,519	0.6%
Orders:
Commercial	$44,548	$34,209	$10,339	30.2%	$86,670	$66,643	$20,027	30.1%
Live Events	70,524	79,016	(8,492)	(10.7)	121,423	131,219	(9,796)	(7.5)
High School Park and Recreation	35,838	32,800	3,038	9.3	82,285	68,539	13,746	20.1
Transportation	12,222	21,500	(9,278)	(43.2)	34,981	40,485	(5,504)	(13.6)
International	14,458	16,168	(1,710)	(10.6)	28,401	35,437	(7,036)	(19.9)
	$177,590	$183,693	$(6,103)	(3.3)%	$353,760	$342,323	$11,437	3.3%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Six Months Ended
	October 26, 2024	October 28, 2023
Net cash provided by operating activities	$62,820	$44,311
Purchases of property and equipment	(10,466)	(9,226)
Proceeds from sales of property and equipment	124	52
Free cash flow	$52,478	$35,137
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Operating Income*
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	October 26, 2024	October 28, 2023	October 26, 2024	October 28, 2023
Operating income (GAAP Measure)	$15,770	$19,436	$38,486	$59,652
Consultant related expenses associated with business transformation initiatives	3,344	—	4,299	—
Adjusted operating income (non-GAAP measure)	$19,114	$19,436	$42,785	$59,652
*In evaluating its business, Daktronics considers and uses adjusted operating income as a key measure of its operating performance. The term adjusted operating income is not defined under GAAP and is not a measure of operating income, cash flows from operating activities, or other GAAP figures and should not be considered alternatives to those computations. We define non-GAAP adjusted operating income as operating income plus consulting related expenses related to our business transformation initiatives. Management believes non-GAAP adjusted operating income is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP adjusted operating income may not be comparable to similarly titled definitions used by other companies. The table above reconciles non-GAAP adjusted operating income to comparable GAAP financial measures.

Reconciliation of Adjusted Net Income*
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	October 26, 2024	October 28, 2023	October 26, 2024	October 28, 2023
Net income	$21,406	$2,165	$16,460	$21,361
Consultant related expenses associated with business transformation initiatives, net of taxes	2,842	—	2,786	—
Change in fair value of convertible note	(10,304)	10,650	11,286	17,910
Debt issuance costs expensed due to fair value of convertible note, net of taxes	—	—	—	2,092
Adjusted net income	$13,944	$12,815	$30,532	$41,363
*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt
(in thousands)
(unaudited)
Long-term debt consists of the following:

	October 26, 2024	April 27, 2024
Mortgage	$13,125	$13,875
Convertible note	25,000	25,000
Long-term debt, gross	38,125	38,875
Debt issuance costs, net	(574)	(761)
Change in fair value of convertible note	27,836	16,550
Current portion	(1,500)	(1,500)
Long-term debt, net	$63,887	$53,164